                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               SNAP-ON INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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
                          [LOGO]

CHAIRMAN'S LETTER
NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

CHAIRMAN'S LETTER

March 14, 1997

Dear Snap-on Shareholder:

Allow me to take this opportunity to invite you to our Annual Meeting of Shareholders on FRIDAY, APRIL 25, 1997. We will be reviewing results from another record-setting year for Snap-on, as well as discussing how we are positioning your investment in Snap-on for the future.


The location of the meeting is detailed in the Notice of Annual Meeting of Shareholders. As was the case in 1996, the meeting will be held at the Racine Marriott. Directions are shown on page 12 of this Proxy Statement.


Whether or not you plan to attend the meeting, you are encouraged to read the enclosed 1996 Annual Report and proxy materials. Please return your proxy cards early.

We hope to see you at the meeting and look forward to renewing old acquaintances and meeting those of you attending for the first time.

Cordially,

            [SIG]

Robert A. Cornog
CHAIRMAN OF THE BOARD OF DIRECTORS,
PRESIDENT AND CHIEF EXECUTIVE OFFICER
SNAP-ON INCORPORATED

SNAP-ON INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Snap-on Incorporated will be held at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin, on Friday, April 25, 1997 at 10:00 a.m.

MEETING PURPOSES:

1. TO ELECT THREE DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING, ONE DIRECTOR TO SERVE UNTIL THE 1999 ANNUAL MEETING, AND ONE DIRECTOR TO SERVE UNTIL THE 1998 ANNUAL MEETING.

2. TO APPROVE AN AMENDMENT TO THE CORPORATION'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 125,000,000 TO 250,000,000.

3. TO CONSIDER AND TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. The only business the Board of Directors intends to present is set forth herein, and the Board knows of no other matters that will be brought before the Annual Meeting by any person or group; however, if any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

The Board of Directors has fixed the close of business on February 25, 1997 as the record date for the determination of shareholders entitled to receive notice of, and vote at, the Annual Meeting.

The Annual Report for the fiscal year ended December 28, 1996 is enclosed.

IMPORTANT: To ensure your representation at the Annual Meeting, you should complete and sign the enclosed proxy card and return it in the enclosed envelope. All shareholders, even those planning to attend the Annual Meeting, are encouraged to return their proxy cards well in advance of the meeting so that the vote count will not be delayed. Shareholders may revoke their proxies and vote their shares in person at the Annual Meeting.

By Order of the Board of Directors.

Susan F. Marrinan
VICE PRESIDENT,
SECRETARY AND
GENERAL COUNSEL

March 14, 1997

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is supplied in connection with the proxy solicitation by the Board of Directors of Snap-on Incorporated for use at the Annual Meeting of Shareholders to be held on April 25, 1997, or any adjournment thereof. Messrs. Brinckman, Mead and Schnabel, listed as proxies on the enclosed proxy card, are Directors of the Corporation. This Proxy Statement and the proxy card were first mailed to shareholders on or about March 14, 1997.

The   Corporation  had  60,879,788  shares  of  common  stock  ("Common  Stock")
outstanding on February 25, 1997, and no other voting securities. Each share of record as of the February 25, 1997 record date will be entitled to one vote.

The affirmative vote of the holders of a plurality of the shares present in person or by proxy at the meeting is required to elect the Director candidates. The affirmative vote of the holders of the majority of the shares of Common Stock outstanding and entitled to vote is required to amend the Corporation's Restated Certificate of Incorporation.

An automated system administered by the Corporation's transfer agent tabulates the votes. Abstentions and broker nonvotes (which arise from proxies delivered by brokers and others where the broker has not received authority to vote on one or more matters) are each included in the determination of the number of shares present and voting and are tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders and have the effect of a vote against the proposal, except in Director elections, where they have no effect. Broker nonvotes have no effect on the votes concerning the election of Directors and have the effect of a vote against the proposal to amend the Corporation's Restated Certificate of Incorporation.

Execution and delivery of a proxy in response to this solicitation will not affect a shareholder's right to attend the meeting and to vote in person.
Presence at the meeting does not itself revoke a properly executed and previously delivered proxy. Each proxy granted may be revoked by the person giving it at any time before its exercise by giving written notice to such effect to the Corporation's Secretary or the Corporation's authorized representative or agents at the meeting or by execution and delivery of a subsequent proxy, except as to any matter upon which a vote has been cast pursuant to the authority conferred by such proxy prior to such revocation.

The expense of this solicitation of proxies will be paid by the Corporation. Initial solicitation will be by mail; however, Officers and other employees of the Corporation may make solicitations by mail, telephone, facsimile or in person. Brokerage houses, depositories, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their expenses. Morrow & Co., Inc. will aid in the solicitation of proxies for a fee of $7,000, plus expenses, which will be paid by the Corporation.

PROXY STATEMENT ITEM I

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation and the Bylaws of the Corporation give the Directors the authority to set the size of the Board of Directors at any number between five and fifteen members. The Board is currently set at 11 members divided into three classes, with one class elected each year to serve for a three-year term.

Messrs. Beronja and Hadley became Directors of the Corporation in January, 1997. In accordance with the Corporation's Bylaws, the Board of Directors has apportioned the increase in the number of Directors resulting from the election of Messrs. Beronja and Hadley among the three classes of Directors so as to make all classes as nearly equal in number as possible. Accordingly, Mr. Hadley has been nominated for election to serve in the class of Directors whose terms expire at the 1998 Annual Meeting, and Mr. Beronja has been nominated to serve in the class of Directors whose terms expire at the 1999 Annual Meeting. The remaining nominees have been nominated for election to serve in the class of Directors whose terms expire at the 2000 Annual Meeting.

SHARES REPRESENTED BY PROXIES WILL BE VOTED ACCORDING TO INSTRUCTIONS ON THE PROXY CARD. UNLESS THE PROXY CARD CLEARLY REFLECTS THAT A VOTE HAS BEEN WITHHELD, SHARES WILL BE VOTED TO ELECT MESSRS. BERONJA, CHELBERG, HADLEY, AND KELLY AND MS. DECYK. IF ANY NOMINEE SHOULD BE UNABLE TO SERVE, THE PROXIES WILL BE VOTED FOR SUCH PERSON DESIGNATED AS A REPLACEMENT BY THE BOARD.

NOMINEE FOR ELECTION TO SERVE UNTIL THE 1998 ANNUAL MEETING

Leonard A. Hadley - age 62. Mr. Hadley became a Director effective January 1, 1997. He has been Chairman and Chief Executive Officer of Maytag Corporation, a manufacturer of appliances, since 1993 and served as its President and Chief Operating Officer since 1991. He currently serves on Maytag's Board and is also a Director of Deere & Company.

NOMINEE FOR ELECTION TO SERVE UNTIL THE 1999 ANNUAL MEETING

Branko M. Beronja - age 62. Mr. Beronja became a Director on January 24, 1997 and has been an employee of the Corporation since 1963. He has served as Senior Vice President - Diagnostics, North America since April, 1996. He was President -North American Operations from April, 1994 to April, 1996 and Vice President - Sales, North America from August, 1989 to April, 1994.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2000 ANNUAL MEETING

Bruce S. Chelberg - age 62. Mr. Chelberg has been a Director since 1993. He has been Chairman of the Board and Chief Executive Officer of Whitman Corporation, a consumer goods company, since 1992 and prior thereto served as its Executive Vice President. He has served on Whitman's Board since 1988. Mr. Chelberg is also a Director of First Midwest Bancorp, Inc. and Northfield Laboratories, Inc.

Roxanne J. Decyk - age 44. Ms. Decyk has been a Director since 1993. She has been Vice President - Corporate Planning for Amoco Corporation, a petroleum products company, since 1994. She was Vice President - Marketing and Sales - Polymers of Amoco Chemical Company from 1993 to 1994, and Vice President - Commercial and Industrial Sales from 1991 to 1993. Ms. Decyk is also a Director of Material Sciences Corporation.

Arthur L. Kelly - age 59. Mr. Kelly has been a Director since 1978. He has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He is a Director of Bayerische Motoren Werke (BMW) A.G., The Northern Trust Corporation, Deere & Company, Nalco Chemical Company and Tejas Gas Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THESE DIRECTORS.


DIRECTORS CONTINUING TO SERVE UNTIL THE 1998 ANNUAL MEETING


Robert A. Cornog - age 56. Mr. Cornog has been a Director since 1982. He was elected President, Chief Executive Officer, and Chairman of the Board of Directors of the Corporation in 1991. Mr. Cornog is also a Director of Johnson Controls, Inc., Wisconsin Energy Corporation and Wisconsin Electric Power Company.


Raymond F. Farley - age 72. Mr. Farley has been a Director since 1988. He was Chief Executive Officer from 1988 and President from 1980 of S. C. Johnson & Son, Inc., a maker of home, personal-care, insecticide and specialty chemical products, until his retirement in 1990. Mr. Farley is also a Director of Hartmarx Corporation and Johnson Worldwide Associates, Inc.

Edward H. Rensi - age 52. Mr. Rensi has been a Director since 1992. He has been President and Chief Executive Officer of McDonald's U.S.A., a food service organization, since 1991 and served as President and Chief Operating Officer from 1984 to 1991. He is a Director of McDonald's Corporation and International Speedway Corporation.

DIRECTORS CONTINUING TO SERVE UNTIL THE 1999 ANNUAL MEETING

Donald W. Brinckman - age 66. Mr. Brinckman has been a Director since 1992. He has been Chairman of the Board of Directors of Safety-Kleen Corp. since 1994 and served as its Chief Executive Officer from 1968 through 1994. He also served as President of Safety-Kleen from 1968 to 1990 and from December, 1991 to May,
1993. Safety-Kleen is a recycler of automotive and industrial hazardous and non-hazardous fluids. Mr. Brinckman is also a Director of Johnson Worldwide Associates, Inc. and Paychex, Inc.

George W. Mead - age 69. Mr. Mead has been a Director since 1985. He has been Chairman of the Board of Consolidated Papers, Inc., a maker of paper products, since 1971. He was Chief Executive Officer of Consolidated Papers, Inc. from 1971 through 1993. Mr. Mead is also a Director of Firstar Corporation.

Jay H. Schnabel - age 54. Mr. Schnabel has been a Director since 1989 and has been an employee of the Corporation since 1965. He has served as Senior Vice President - Europe since April, 1996. He was Senior Vice President - Diagnostics from April, 1994 to April, 1996 and Senior Vice President - Administration from 1990 to April, 1994.

BOARD COMMITTEES

The AUDIT COMMITTEE reviews the scope of the independent audit of the Corporation's books and records to determine the adequacy of accounting, financial and operating controls, recommends an independent auditor to the Board and considers whether proposals made by the Corporation's auditors to perform consulting services beyond the ordinary audit function might result in a loss of independence. This Committee also reviews Corporate policies concerning environmental, health and safety matters, and the Corporation's government contract program and related training, compliance and reporting. This Committee met four times in 1996. In addition, the Chairman of the Audit Committee, through powers delegated by the Board of Directors, reviewed certain financial information with the Corporation's management during the year. The members of this Committee are Messrs. Rensi - Chair, Chelberg, Kelly and Mead.

The BOARD AFFAIRS AND NOMINATING COMMITTEE makes recommendations to the Board regarding the size and composition of the Board, the number and responsibilities of Board Committees, the Board's tenure policy, qualifications of potential Board nominees, including those recommended by shareholders, and matters relating to corporate governance. This Committee met twice in 1996. The members of this Committee are Messrs. Brinckman - Chair, Cornog and Kelly, and Ms. Decyk.

Any shareholder wishing to suggest a nominee for election to the Board of Directors at the 1998 Annual Meeting should submit a written recommendation to the Board Affairs and Nominating Committee, c/o Corporate Secretary, Snap-on Incorporated, 2801-80th Street, P.O. Box 1410, Kenosha, Wisconsin 53141-1410, by October 1, 1997. Additional requirements relating to shareholder nominations are contained in the Bylaws of the Corporation.

The EXECUTIVE COMMITTEE of the Board of Directors may exercise all of the powers of the Board in the management of the business and the affairs of the Corporation, subject to limitations found in the Restated Certificate of Incorporation, the Bylaws and applicable state laws. The Executive Committee acts in the interim between Board meetings. This Committee did not meet in 1996. The members of this Committee are Messrs. Cornog - Chair, Farley and Schnabel.

The FINANCE COMMITTEE discusses, analyzes and recommends to the Board appropriate actions regarding the Corporation's long-term financial objectives; capital structure; issuance of additional shares and the repurchase of currently issued and outstanding shares; type, amount and timing of long-term financing; dividend policy and the declaration of dividends; shareholder rights plan and other financial matters that it may deem appropriate to analyze and submit to the Board for consideration. This Committee met four times in 1996. The members of this Committee are Messrs. Kelly - Chair, Farley and Mead, and Ms. Decyk. Mr. Cornog is an EX OFFICIO member of this Committee.

The ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE provides oversight regarding corporate organization, executive succession and the Corporation's executive compensation programs. This Committee recommends to the Board the appropriate level of compensation for the Chief Executive Officer and
determines,   after  consultation   with  the   Chief  Executive   Officer,  the
compensation of all other Executive Officers. This Committee also has administrative authority for matters relating to incentive compensation plans, including the incentive stock program, employee stock ownership and director fee plans. This Committee met twice in 1996. The members of this Committee are Messrs. Farley - Chair, Brinckman, Chelberg and Rensi.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors met five times in 1996.


Directors who are not employees of the Corporation receive an annual retainer fee of $26,000. These Directors also receive an attendance fee of $1,250 for each regular or special Board meeting, $1,000 for each Committee meeting and $1,000 for each Board or Committee meeting by telephone. Committee chairs also receive an annual chairmanship fee of $4,000. Directors may elect to defer the receipt of all or a part of these fees through the Directors' 1993 Fee Plan. Amounts so deferred earn returns based upon rates of return under various investment vehicles. Under the terms of the Directors' 1993 Fee Plan, non-employee Directors receive a mandatory minimum of 25% and an elective maximum of up to 100% of their fees and retainer in shares of Common Stock based upon the fair market value of a share of Common Stock on the last day of the month in which such fees are paid. Directors may elect to defer receipt of all or a part of these shares, and such deferred share units are maintained in a deferral account with the Corporation. Dividends on these deferred share units are automatically reinvested.

The Corporation maintains life insurance and accidental death and dismemberment policies for all non-employee Directors. Non-employee Directors who are not eligible to participate in another group health plan by virtue of employment may also participate at their own expense in the Corporation's group medical and prescription drug plans maintained for the Corporation's employees. The Corporation also reimburses all expenses incurred by Directors in connection with the conduct of the business of the Board. In addition, non-employee Directors currently receive an annual automatic grant of an option to purchase 3,000 shares of Common Stock pursuant to the terms of the Amended and Restated 1986 Incentive Stock Program. The exercise price of the option shares is equal to the closing price on the New York Stock Exchange on the date of grant. The date of grant is the date of the Annual Meeting.

All Directors attended at least 75% of the aggregate number of the meetings of the Board and the Board Committees of which they were members.

INFORMATION CONCERNING SECURITY OWNERSHIP

FMR Corp., 82 Devonshire Street, Boston, MA 02109, a parent holding company, and related persons have reported on a Schedule 13G filed on February 13, 1997 for fiscal year 1996 the beneficial ownership of 6,488,120 shares of Common Stock, representing 10.65% of the total shares outstanding.

Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., One Post Office Square, Boston, MA 02109 and Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, NY 10036, the parent holding company, together have reported on a Schedule 13G filed on January 27, 1997 for fiscal year 1996 the beneficial ownership of 4,034,115 shares of Common Stock representing 6.6% of the total shares outstanding.

The Corporation knows of no other person or group who is the beneficial owner of more than 5% of its Common Stock.

Table 1 shows the number of shares of Common Stock held by each Director and by each of the Executive Officers shown in Table 2, as well as the total number of shares held by all current Directors and Executive Officers as a group as of February 25, 1997.

TABLE 1:  SECURITY OWNERSHIP OF MANAGEMENT

                                      Shares      Option
Beneficial Owner                     Owned(1)    Shares(2)
-----------------------------------  ---------  -----------
Robert A. Cornog                        50,657      438,934
Branko M. Beronja                       19,687       91,069
Donald W. Brinckman                     12,596        7,500
Bruce S. Chelberg                        2,692        6,000
Roxanne J. Decyk                         3,451        3,000
Raymond F. Farley                       26,917       13,500
Leonard A. Hadley                          734            0
Frederick D. Hay                        19,174(3)      45,000
Donald S. Huml                          11,571       81,000
Arthur L. Kelly                         14,355       13,500
George W. Mead                          11,580       13,500
Edward H. Rensi                          8,870        5,601
Jay H. Schnabel                         15,465      109,474
All current Directors and Executive
 Officers as a group (16 persons)      315,230    1,043,519

The above amounts include shares owned by spouses and minor children. None of the named individuals beneficially owns more than 1% of the outstanding Common Stock. As a group, the Directors and Executive Officers beneficially own approximately 2.2% of the outstanding Common Stock, including option shares.

(1) Includes (a) shares of stock the receipt of which has been deferred by certain non-employee Directors pursuant to the Directors' 1993 Fee Plan and
    (b) share units credited to certain Executive Officers in respect of compensation deferred under the Deferred Compensation Plan (the "Deferred Plan"). The number of share units credited to an Executive Officer under the Deferred Plan is based upon the fair market value of a share of Common Stock on the date the units are credited, and the value of share units at a later date when compensation is paid out under the Deferred Plan or an Executive Officer disposes of share units under the Deferred Plan will be based upon the fair market value of a share of Common Stock at such later date. All such shares are included in the reports filed by such Executive Officers and Directors under Section 16 of the Securities Exchange Act of 1934, as amended.

(2) Represents shares that the individual has the right to acquire pursuant to options that are currently exercisable or exercisable within 60 days.

(3) Includes 9,000 share units deferred under the Deferred Plan which are scheduled to vest in 3,000 unit increments on January 27, 1998, 1999 and 2000.

ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

During the 1996 fiscal year, the Organization and Executive Compensation Committee of the Board of Directors (the "Committee"), a body composed entirely of independent non-employee Directors, provided oversight regarding the
Corporation's executive compensation programs in order to further the Corporation's compensation objectives and philosophy. In accordance with its charter, one of the principal responsibilities of the Committee is to recommend to the Board the appropriate level of compensation for the Chief Executive Officer and to determine, after consultation with the Chief Executive Officer, the compensation of all other Executive Officers.

COMMITTEE APPROACH. All Executive Officer positions are assigned compensation rate ranges based on their roles and the impact of their positions in order to link total compensation to market practices for comparable positions. The Committee's overall approach to executive compensation is designed to establish a performance orientation within these ranges so that compensation levels will vary based upon corporate and individual performance.

COMPENSATION-RELATED COMMITTEE ACTIVITIES.  For 1996, the Committee employed  W.
T. Haigh & Company, Inc., an independent outside consulting firm specializing in executive compensation, to conduct a study to determine market pay levels of comparable positions. This study compared the compensation levels of Executive Officers with those of comparable positions in a comparator group of companies with the following characteristics: business profile similar to the Corporation's, comparable to the Corporation in size as defined by revenues, global in scope, recognized as industry leaders, and well-managed professional organizations. Because the Corporation believes that its competitors for executive talent include all types of industrial companies, the comparator group of companies was not limited to the companies included in the industry indices used in the performance graphs in this Proxy Statement. The result of this study and a review of national compensation surveys provided the Committee with competitive compensation data against which the Committee established and monitored compensation based on performance and market practices.

ELEMENTS OF COMPENSATION. The Corporation's executive compensation program consists of three elements: Base Salary, Annual Incentives and long-term compensation in the Amended and Restated 1986 Incentive Stock Program (the "Incentive Stock Program").

BASE SALARY. In determining the appropriate base salaries for Executive Officers as set forth in Table 2, the Committee targeted base salaries at the median of comparator companies in the W. T. Haigh & Company, Inc. study. The Committee also considered such factors as experience, leadership and individual performance. These factors were not ranked or weighted in any particular way. In 1996, Mr. Cornog's base salary was raised from $530,000 to $580,000 based upon his strategic vision, the Corporation's results and strong leadership. At that level, Mr. Cornog's base salary continued to approximate the median for the comparator companies.

ANNUAL INCENTIVE PLAN. The Corporation has an Annual Incentive Plan for its Executive Officers. The Committee and, with respect to the Chief Executive Officer, the Board of Directors, approve percentage targets for threshold, target and maximum annual achievement levels under the Plan to recognize increases in sales, return on net assets employed before interest and taxes ("RONAEBIT"), and earnings per share growth. These percentages, if earned, are applied to participants' base compensation. The three components are equally weighted with a maximum potential payout of 150% of base salary for the Chief Executive Officer and 120% of base salary for other Named Executive Officers. The maximum potential payout for each of the Named Executive Officers is intended to provide a bonus opportunity at the 75th percentile for the comparator group of companies described above. For 1996, the following percentages were paid:

                            Sales Growth     RONAEBIT       EPS Growth
                            ------------  ---------------  ------------
CEO                               46.5%          28.6%           43.2%
Other Named Executive
 Officers                         37.2%          22.9%           34.6%

Based upon these measures, Mr. Cornog received a bonus of $666,198 for 1996. The payment to the Chief Executive Officer with respect to the sales growth component represents payment at a level near the maximum level, the payment with respect to the RONAEBIT component represents payment at slightly above the target level, and the payment with respect to the EPS growth component represents payment near the maximum level.

INCENTIVE STOCK PROGRAM AND STOCK OWNERSHIP. The Incentive Stock Program is a long-term incentive plan designed to link the contributions of key employees to shareholder value. The Incentive Stock Program authorizes, among other things, grants of incentive and nonqualified stock options to Executive Officers and other key employees to purchase shares of Common Stock at 100% of fair market value on the date of grant. The Committee recommends to the Board of Directors the number of options to be granted to the Chief Executive Officer and determines the number of options to be granted to the other Executive Officers and key employees.

In granting stock options, the Committee takes into account the executive's level of responsibility and past contributions as well as the practices of the comparator group of companies described above. The Committee's objective is to grant stock options at a level approximating the 75th percentile of comparator group practices. For purposes of this comparison, the Committee considers the relationship between the current market value of shares underlying a grant of options relative to an executive's base salary, and takes into account the frequency of and the vesting schedule for grants. Based upon these criteria and the size of the option grants made in 1995, and subject to one exception in connection with the employment of a new Executive Officer, the Committee made no option grants in 1996.

Based upon the recommendation of W. T. Haigh & Company, Inc. and in accordance with the Corporation's belief in aligning the interests of Executive Officers with those of shareholders, the Committee has established guidelines for levels of stock ownership to be acquired over a five-year period commencing in the 1995 fiscal year. These guidelines will apply to a group of key executives, including the Chief Executive Officer and the other Named Executive Officers. For the Chief Executive Officer, the minimum stock ownership guideline is three times base salary, and for the other Named Executive Officers it is one and one-half times base salary. While compliance with these guidelines is voluntary, the Committee believes that encouraging ownership will significantly benefit the Corporation and shareholders.

The Committee believes that the provisions of Section 162(m) of the Internal Revenue Code, which limits the deductibility of certain executive compensation, will not adversely affect the Corporation based upon the compensation payable to the Named Executive Officers in 1996. Therefore, the Committee has not adopted any policy concerning this limitation, but will continue to evaluate Section 162(m) of the Internal Revenue Code in future years.

RAYMOND F. FARLEY, CHAIRMAN
DONALD W. BRINCKMAN
BRUCE S. CHELBERG
EDWARD H. RENSI

Table 2 shows the total cash compensation paid, payable and/or accrued for services rendered during the 1996, 1995 and 1994 fiscal years to each of the five most highly compensated Executive Officers.

TABLE 2:  SUMMARY COMPENSATION TABLE

                                                                                       Long-Term Compensation
                                                      Annual Compensation                      Awards  Securities
                                                                         Other Annual  Restricted   Underlying          All Other
Name and Principal Position          Year   Salary ($)   Bonus ($)   Compensation ($)    Stock(#)   Options(#)   Compensation ($)
Robert A. Cornog                     1996     563,333     666,198                   0                        0              0
Chairman, President and              1995     515,354     578,897                   0                  187,500              0
Chief Executive Officer              1994     466,667     342,534                   0                        0              0

Branko M. Beronja                    1996     242,667     229,611                   0                        0              0
Senior Vice President-               1995     206,851     185,876                   0                   46,500              0
Diagnostics, North America           1994     188,219     115,134                   0                        0              0

Frederick D. Hay                     1996(1)    320,833   303,572                   0   15,000(2)       45,000         14,914(3)
Senior Vice President-
Transportation

Donald S. Huml                       1996     277,000     262,097                   0                        0              0
Senior Vice President-               1995     265,333     238,428                   0                   46,500              0
Finance and Chief                    1994      86,667      65,000                   0                   37,500        100,000
Financial Officer

Jay H. Schnabel                      1996     220,000     208,164                   0                        0              0
Senior Vice President-               1995     207,000     186,010                   0                   46,500              0
Europe                               1994     190,000     116,223                   0                        0              0

(1) Mr. Hay joined the Corporation on February 1, 1996.
(2) Effective February 15, 1996, Mr. Hay was awarded 15,000 shares of Common Stock, which Mr. Hay elected to receive in the form of deferred share units pursuant to the Deferred Plan. Three thousand deferred share units vested on each of February 15, 1996 and January 27, 1997, and the balance vest in 3,000 unit increments on January 27 of 1998, 1999 and 2000.
(3) Consists of premiums paid on a universal life insurance policy.

TABLE 3:  OPTION GRANTS IN LAST FISCAL YEAR

              Number of      % of Total
             Securities         Options
             Underlying      Granted to                                 Grant
                Options       Employees   Exercise or                    Date
                Granted       in Fiscal    Base Price   Expiration    Present
Name                  +            Year        ($/Sh)         Date    Value**
---------  ------------  --------------  ------------  -----------  ---------
Hay              45,000            100%        $29.84       2/1/06   $288,450

+ On 2/1/96 options were granted to Mr. Hay. One-half of these options became exercisable on 2/1/96 and the remaining one-half became exercisable on 1/27/97.

** The  estimated grant  date per-share  present value  under the  Black-Scholes
Option Pricing Model is $6.41. The material assumptions and adjustments incorporated in the Black-Scholes Model in estimating the value of the options reflected in the above table include the following: an exercise price of the option ($29.84) equal to the fair market value of the underlying stock on the date of grant; an option term of ten years; an interest rate (5.8%) that represents the interest rate on a U. S. Treasury security with a maturity date corresponding to that of the option term; volatility (19.1%) calculated using daily stock prices for the one-year period prior to the grant date; dividends at the rate of $.72 per share, representing the annualized dividends paid with respect to a share of Common Stock as of the date of grant; and a (4.5%) reduction to reflect the probability of forfeiture due to termination prior to vesting and a (23.2%) reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. There is no adjustment for nontransferability. The ultimate values of the options will depend on the future market price of the Corporation's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Common Stock over the exercise price on the date the option is exercised.

TABLE 4:  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION
VALUES

                                             Number of
                                            Securities             Value of
                                            Underlying          Unexercised
                                           Unexercised         In-the-Money
                                            Options at           Options at
                     Shares      Value      FY-End (#)          FY-End ($)+
                Acquired on   Realized    Exercisable/         Exercisable/
Name           Exercise (#)        ($)   Unexercisable        Unexercisable
-------------  ------------  ---------  --------------  -------------------
Cornog                4,500    $47,520  379,434/62,500    5,646,119/965,937
Beronja                   0         $0   75,569/15,500    1,156,186/239,552
Hay                       0         $0   22,500/22,500      147,037/147,037
Huml                  3,000    $17,640   65,500/15,500      888,792/239,552
Schnabel                  0         $0   93,974/15,500    1,422,641/239,552

+The closing price on December 27, 1996, the Friday prior to the fiscal year-end, was $36.375. This amount was used to calculate the value of unexercised options with an exercise price of less than $36.375.

EXECUTIVE AGREEMENTS

Historically, the Corporation has entered into agreements with its Officers, including each of the five Named Executive Officers, which provide for continued compensation and benefits in the event of a change of control of the Corporation as defined in the agreements. The agreements are for one-year terms and are automatically extended from year to year unless notice is given, PROVIDED, HOWEVER, that upon a change of control, the agreements continue for a twenty-four month period. These agreements were amended and restated on January 26, 1996.

In the event of a change of control, upon termination without cause or constructive termination in anticipation of or within two years following such change of control or voluntary termination between twelve and eighteen months following the change of control, each of Messrs. Cornog, Beronja, Hay, Huml and Schnabel will receive a lump-sum payment equal to three times the sum of his highest base salary rate in effect during the three-year period immediately prior to termination of employment and an amount intended to approximate his highest annual bonus opportunity or payment during the year of termination or during the three-year period immediately prior to termination of employment or prior to the change of control.

In addition, the agreements provide for the Executives to receive health and life insurance benefits substantially similar to those received immediately prior to the change of control (or termination of employment if benefits have increased) for a three-year period subsequent to termination of employment, subject to a reduction upon receipt of comparable benefits from subsequent employment.

In the event that payments under the agreements are subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended, the Executives will receive a gross-up payment equal to the amount of the excise tax.

                                *  *  *  *  *  *

Table 5 shows estimated covered compensation for representative Average Pay and Years of Credited Service before reductions for early retirement.

TABLE 5:  PENSION PLAN TABLE

             Annual compensation based  on the pension  plan formula with  the years  of service  indicated,  including amounts  which  would be  payable  under the
             Administrative  and  Field  Employee  Pension  Plan  taking  into   account
             limitations  imposed  by  Internal  Revenue Code  Section  415  for amounts payable  in  1996  for  participants  age  65,  and  also  based  upon  the
             Supplemental Retirement Plan.
                                          Years of Service
Average      ---------------------------------------------------------------------------
Annual               5         10         15         20         25         30         35
Earnings         Years      Years      Years      Years      Years      Years      Years
-----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
$   150,000     11,700     23,400     35,100     46,800     58,500     70,200     81,900
$   200,000     15,825     31,650     47,475     63,300     79,125     94,950    110,775
$   250,000     19,950     39,900     59,850     79,800     99,750    119,700    139,650
$   300,000     24,075     48,150     72,225     96,300    120,375    144,450    168,525
$   400,000     32,325     64,650     96,975    129,300    161,625    193,950    226,275
$   500,000     40,575     81,150    121,725    162,300    202,875    243,450    284,025
$   600,000     48,825     97,650    146,475    195,300    244,125    292,950    341,775
$   700,000     57,075    114,150    171,225    228,300    285,375    342,450    399,525
$   800,000     65,325    130,650    195,975    261,300    326,625    391,950    457,275
$   900,000     73,575    147,150    220,725    294,300    367,875    441,450    515,025
$ 1,000,000     81,825    163,650    245,475    327,300    409,125    490,950    572,775
$ 1,100,000     90,075    180,150    270,225    360,300    450,375    540,450    630,525
$ 1,200,000     98,325    196,650    294,975    393,300    491,625    589,950    688,275
$ 1,300,000    106,575    213,150    319,725    426,300    532,875    639,450    746,025
$ 1,400,000    114,825    229,650    344,475    459,300    574,125    688,950    803,775

ADMINISTRATIVE AND FIELD EMPLOYEE PENSION PLAN

The Corporation's Administrative and Field Employee Pension Plan (the "Pension Plan") is a qualified noncontributory defined benefit plan. No specific contribution by the Corporation is calculated with respect to the Named Executive Officers.

The Pension Plan covers administrative and field employees and provides, at the normal retirement age of 65, that the retirement benefits will be calculated using the following benefit formula: (a) 1.2% times Average Pay times Years of Credited Service plus (b) 0.45% times [Average Pay minus Social Security Covered Compensation] times Years of Credited Service. "Average Pay" is the average annual earnings during the five highest consecutive calendar years and generally includes base salary and bonus amounts paid to an individual in a given year. "Social Security Covered Compensation" is the average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to age 65. "Years of Credited Service" is the number of years and fractional number of years of continuous employment up to 35 years. The most commonly chosen payout provision is a 100% pension payout with a five-year certain period in the event of death, and thereafter a 50% yearly payout to the surviving spouse. Two other actuarial equivalent optional forms of payout are available.

SUPPLEMENTAL RETIREMENT PLAN

Elected Officers of the Corporation, who are participants in the Pension Plan, currently participate in a Supplemental Retirement Plan. The Supplemental Retirement Plan is a nonqualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of the Employee Retirement Income Security Act (ERISA).

Under the Supplemental Retirement Plan the difference, if any, between the full amount of retirement income due under the Pension Plan formula and the amount of retirement income payable under applicable I.R.S. or ERISA limitations is paid to Supplemental Retirement Plan participants. Qualified retirement plan compensation is currently limited to $150,000 per annum per retiree by Section 401(a)(17) of the Internal Revenue Code.

The Corporation has entered into an agreement with Mr. Cornog to credit him two years of service for every year worked, rather than the one-year arrangement under the Pension Plan.

As of February 25, 1997, the years of credited service for the Officers in Table 2 are: Mr. Cornog, 11 years; Mr. Beronja, 33 years; Mr. Hay, 1 year; Mr. Huml, 2 years and Mr. Schnabel, 31 years.

PERFORMANCE GRAPHS


Pursuant to the requirements of the Securities and Exchange Commission, the Corporation has included below a graph of the Corporation's cumulative total shareholder return, which measures the returns on stock with dividends reinvested. While cumulative total shareholder return is one measure of corporate performance, the Corporation has also included another graph of a financial measure used by the Corporation: return on net assets employed before interest and taxes ("RONAEBIT"). This return measures pre-tax and pre-interest expense return on net assets (total assets less each and all noninterest bearing liabilities). This performance measure is also used as a component of the Incentive Compensation Plan for the Corporation's Executive Officers, as discussed in the Organization and Executive Compensation Committee Report on Executive Compensation on pages 6 and 7. The total shareholder return table and graph below illustrate the Corporation's performance compared to (a) the Standard & Poor's 500 Stock Index and (b) the Standard & Poor's Hardware and Tool Index (the "Tool Index"). The RONAEBIT graph and table below illustrate the Corporation's performance compared to the average RONAEBIT of the companies in the Tool Index.

TOTAL SHAREHOLDER RETURN(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SNAP-ON     S & P 500      S & P HARDWARE & TOOLS
FYE 1991        $100.00       $100.00                      $100.00
FYE 1992         100.13        107.61                       103.87
FYE 1993         124.43        118.41                       118.02
FYE 1994         112.52        120.01                       115.56
FYE 1995         157.38        164.95                       169.37
FYE 1996         190.22        202.73                       159.19

                          Snap-on
Fiscal Year Ending(2)  Incorporated     S&P 500    Tool Index
---------------------  -------------  -----------  -----------
December 31, 1991        $  100.00     $   100.00   $  100.00
December 31, 1992           100.13         107.61      103.87
December 31, 1993           124.43         118.41      118.02
December 31, 1994           112.52         120.01      115.56
December 31, 1995           157.38         164.95      169.37
December 31, 1996           190.22         202.73      159.19

(1) ASSUMES $100 INVESTED ON THE LAST DAY OF DECEMBER, 1991 AND DIVIDENDS ARE REINVESTED QUARTERLY.

(2) ALTHOUGH THE CORPORATION'S FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO DECEMBER 31 OF EACH YEAR, DECEMBER 31 IS USED FOR EASE OF CALCULATION.

RETURN ON NET ASSETS EMPLOYED BEFORE INTEREST AND TAXES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 FISCAL YEAR ENDING     SNAP-ON              HARDWARE & TOOLS*
1991                        19.1%                                   16.1%
1992                        15.1%                                   12.8%
1993                        17.1%                                   14.5%
1994                        18.7%                                   16.7%
1995                        21.1%                                   15.3%
1996                        24.4%       Information Currently Unavailable

                                                                                                                        Snap-on
Fiscal Year Ending(2)                                                                                                Incorporated
-----------------------------------------------------------------------------------------------------------------  -----------------
December 31, 1991                                                                                                          19.1%
December 31, 1992                                                                                                          15.1%
December 31, 1993                                                                                                          17.1%
December 31, 1994                                                                                                          18.7%
December 31, 1995                                                                                                          21.1%
December 31, 1996                                                                                                          24.4%


Fiscal Year Ending(2)                                                                                              Tool Index(1)

-----------------------------------------------------------------------------------------------------------------  --------------

December 31, 1991                                                                                                       16.1%

December 31, 1992                                                                                                       12.8%

December 31, 1993                                                                                                       14.5%

December 31, 1994                                                                                                       16.7%

December 31, 1995                                                                                                       15.3%

December 31, 1996                                                                                                      --(3)


(1) THE TOOL INDEX RETURN ON NET ASSETS EMPLOYED BEFORE INTEREST AND TAXES PERCENTAGES FOR EACH YEAR IS AN AVERAGE OF THE COMPANIES IN THE TOOL INDEX.

(2) ALTHOUGH THE CORPORATION'S FISCAL YEAR ENDS ON THE SATURDAY CLOSEST TO DECEMBER 31 OF EACH YEAR, DECEMBER 31 IS USED FOR EASE OF CALCULATION.

(3) INFORMATION CURRENTLY UNAVAILABLE.

PROXY STATEMENT ITEM II

AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION INCREASING AUTHORIZED COMMON STOCK

The Corporation currently has 125,000,000 shares of Common Stock authorized. The Board of Directors has approved for submission to shareholders and recommends an amendment to the Corporation's Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock to 250,000,000.

As of February 25, 1997, 60,879,788 shares of Common Stock were outstanding. In addition, there were approximately 8,850,000 shares of Common Stock reserved for issuance under the Corporation's various plans and programs involving Common Stock. The Corporation also has authorized 15,000,000 shares of Preferred Stock, none of which are issued and

450,000 of which are reserved for issuance in connection with the Corporation's outstanding Preferred Stock Purchase Rights.

The Board of Directors believes it is desirable and in the best interests of the Corporation and its shareholders to increase the number of shares of Common Stock to ensure that the Corporation will have a sufficient number of authorized shares available in the future to provide it with the desired flexibility to meet its business needs. If shareholders approve the proposed amendment, then the Corporation will have additional shares available for general corporate purposes, including stock splits, issuing stock in connection with various incentive or employee plans, potential acquisitions, raising additional capital and other uses.

The additional shares may be issued by the Board of Directors without further shareholder approval unless required by the Delaware General Corporation Law, the Internal Revenue Code, New York Stock Exchange rules, the Corporation's Restated Certificate of Incorporation or other applicable law, regulation or rule. The authorization of additional shares of Common Stock will enable the Corporation, in many instances as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of shareholders. The Corporation's Board of Directors believes that the delay necessary for shareholder authorization of additional shares in the context of a specific issuance could be detrimental to the Corporation and its shareholders.

The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. Existing shareholders of the Corporation do not currently have preemptive rights to purchase any shares of Common Stock and will not have any such rights to purchase Common Stock issued in the future.

The Board of Directors does not intend to issue any shares of Common Stock except on terms that the Board believes to be in the best interests of the Corporation and its shareholders. Depending on the terms of issuance, the issuance of additional shares of Common Stock may or may not have a dilutive effect on the Corporation's then existing shareholders. Although the Corporation does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock, there is currently no specific transaction contemplated that would result in the issuance of the additional shares of Common Stock that the Corporation is requesting shareholders to authorize.

Article FOURTH of the Corporation's Restated Certificate of Incorporation currently provides that the number of shares of Common Stock that the Corporation is authorized to issue is 125,000,000 shares and the number of shares of Preferred Stock the Corporation is authorized to issue is 15,000,000. The proposed amendment would amend and restate the first paragraph of Article FOURTH of the Corporation's Restated Certificate of Incorporation to read as follows:

        FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares of Common Stock with the par value of one dollar ($1.00) per share and fifteen million (15,000,000) shares of Preferred Stock with the par value of one dollar ($1.00) per share.


THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.


INDEPENDENT AUDITOR

Arthur Andersen LLP will serve as the Corporation's independent auditor for 1997. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to answer questions and to make statements if they so desire. Arthur Andersen LLP has been the Corporation's independent auditor for the past fifteen fiscal years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation believes that during 1996 its Officers and Directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except as described below. The Corporation has assumed the responsibility of filing required reports on behalf of its Officers and Directors. Since January 1, 1996, the Corporation was late in filing reports on behalf of each of Messrs. Farley, Hadley, Huml and Montemurro (a single transaction and report in each case) to report the acquisition of Common Stock or of rights to acquire Common Stock.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the 1998 Proxy Statement must be received by the Secretary of the Corporation by November 16, 1997. Additional requirements relating to the timeliness and content of proposals to be submitted at an Annual Meeting are found in the Bylaws of the Corporation.

DIVIDEND REINVESTMENT PLAN

The Dividend Reinvestment Plan offers shareholders three voluntary methods of building their holdings of Common Stock. Shareholders may elect to reinvest cash dividends on either (a) all of their Common Stock of the Corporation or (b) any portion of their Common Stock of the Corporation. Shareholders can also make cash investments of more than $100 per investment and less than $5,000 per calendar quarter for Shares. Shares under all three methods will be purchased at 100% of the average high and low price of the Common Stock on the day of purchase. There are no participation, commission, administrative or service fees. Further information is available through Harris Trust and Savings Bank at 1-800-524-0687.

DIRECTIONS TO ANNUAL MEETING


FROM CHICAGO'S O'HARE INTERNATIONAL AIRPORT TO THE RACINE MARRIOTT -- I-294 North to I-94 West (Milwaukee, Wisconsin) to Racine, Wisconsin, Highway 20 (exit 333-Racine/Waterford). Highway 20 East (right) to Racine Marriott (on right).



FROM MILWAUKEE'S MITCHELL INTERNATIONAL AIRPORT TO THE RACINE MARRIOTT -- I-94 East to Racine Highway 20 (exit 333-Racine/Waterford). Highway 20 East (left) to Racine Marriott (on right).



If you would like to take advantage of transportation provided by the Corporation to the General Offices following the meeting for a plant tour or to see old friends, please call 1-800-786-6600, extension 4780, before April 21, 1997.


                                    * * * *

PROXY                       SNAP-ON INCORPORATED                           PROXY

                             2801-80TH STREET
                           KENOSHA, WI 53141-1410
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints D. W. Brinckman, G. W. Mead and J. H. Schnabel as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of the common stock of Snap-on Incorporated held of record by the undersigned on February 25, 1997, at the Annual Meeting of Shareholders to be held at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin at 10:00 a.m. on Friday, April 25, 1997, or at any adjournment thereof.

THIS PROXY WILL BE VOTED "FOR" THE DIRECTOR NOMINEES AND "FOR" ITEM 2 IF NO CHOICE IS SPECIFIED.

IN THE ABSENCE OF AN INSTRUCTION TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED HEREIN AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

PLEASE MARK YOUR VOTE ON REVERSE SIDE, SIGN, DATE AND RETURN THIS PROMPTLY IN ENCLOSED ENVELOPE.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

                                       VOTE                   WITHHOLD
                                       For all nominees       authority to vote
                                       (except as indicated)  for all nominees

1.  Election of Directors:             / /                    / /
    Three-year terms - B. S. Chelberg,
    A. L. Kelly, and R. J. Decyk
    Two-year term - B. M. Beronja
    One-year term - L. A. Hadley

    TO WITHHOLD YOUR VOTE FOR ANY NOMINEE,
    STRIKE A LINE THROUGH THE NOMINEE'S NAME
    IN THE LIST ABOVE.

                                       For         Against        Abstain
2.  Proposal to amend the Restated
    Certificate of Incorporation to    / /         / /            / /
    increase authorized common stock.

3.  In their discretion, the Proxies are
    authorized to vote on such other
    matters as may properly come before
    the meeting.

                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                       FOR ITEMS 1 AND 2.

                                       Please sign exactly as name appears
                                       herein. For joint accounts, all holders
                                       should sign. Executors, administrators,
                                       trustees and guardians should give full
                                       title. If a corporation, sign in
                                       corporation name by authorized officer.
                                       If a partnership, please sign in
                                       partnership name by authorized person.

                                       Dated: ___________________________, 1997

                                       Receipt of Notice of the Annual Meeting
                                       and Proxy Statement is hereby
                                       acknowledged.

                                       ----------------------------------------
                                                       Signature